Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We have issued our report dated March 10, 2005, accompanying the financial statements of Beeland Management Company, LLC contained in this Amendment No. 3 to the Registration Statement (S-1 No. 333-105040). We consent to the use of the aforementioned report in the Registration Statement and the use of our name as it appears under the caption “Experts”.

ALTSCHULER, MELVOIN AND GLASSER LLP

Chicago, Illinois

March 21, 2005